Exhibit 4.67

Contract No.: _G.Y.S.(B.)L.Zi 2022 No.[   ]

Contract on Guarantee under the Debt Ceiling

(Applicable to small and micro customers)

Important notice: This Contract is negotiated and signed by the Parties on an equal and voluntary basis. All contract terms are true representations of the parties. In order to safeguard the legitimate rights and interests of the Guarantor, the Creditor specially requests the Guarantor to pay full attention to the bold part of the contract clauses.

Creditor: Industrial and Commercial Bank of China Limited Shenzhen Longgang Sub-branch (hereinafter referred to as "Party A")

Principal: Yang Duoping

Business address: F1,3,4 Business Street Store, New Asia Garden Zone 10, Zhongxincheng, Longgang District, Shenzhen City

Telephone and fax: [    ]

Guarantor: _Bao Minfei [    ] (hereinafter referred to as "Party B") Legal representative: /

Business address or domicile: F2. 64D-403 Tianzhan Mansion, Tian-an-che-gong-miao Industrial Park, Xiangmi Lake, Futian District, Shenzhen City

Zip code: 518000 Fax: _/_ Telephone: [    ]

E-mail: / Contact: Yu Shibin Cell phone number: [    ]

[Party B shall fill in the above information accurately and completely to ensure timely deliveries of subsequent notices and legal documents]

In order to guarantee the creditor's rights of Party A, Party B voluntarily provides guarantee (counter guarantee) to Party A. To clarify the rights and obligations of both Parties, Party A and Party B have entered into this Contract through equal consultation in accordance with relevant laws and regulations.

Article I Guaranteed Principal Creditor's Rights

1.1 The principal creditor's rights guaranteed by Party B refers to Party A's creditor's rights against the Debtor raising from the local and foreign currency loan contracts, foreign exchange sub-loan contracts, bank acceptance agreements, L/C issuing agreements/contracts, guarantee agreements, international and domestic trade financing agreements, future foreign exchange settlement agreements and other financial agreements as well as lease contracts of precious metals (including gold, silver, uranium gold, the same below) and other documents (hereinafter referred to as the Master Contract) signed with Shenzhen United Time Technology Co., Ltd. (hereinafter referred to as Debtor) during the period from December 2, 2022 to December 31, 2025 (including the start and expire date) under the debt ceiling of RMB 11,000,000.00 (In words: Say RMB Eleven Million Yuan Only) (In case of any discrepancy between the upper case amount and the lower case amount, the upper case amount shall prevail). Whether the creditor's rights are due or not at the expiration of the said period shall not affect the execution of this guarantee.

1.2 The debt ceiling mentioned in the preceding article refers to the sum of the principal balance of the creditor's rights expressed in RMB on the date when the principal creditor's rights under Party B's guarantee liability are confirmed.

Where the currency of the principal creditor's rights is a foreign currency, it shall be converted into amount in RMB according to the central parity rate of foreign exchange announced by Party A; If precious metal leasing is involved, it shall be converted to amount in RMB according to the formula agreed in the precious metal leasing contract for RMB conversion (if the conversion method agreed in the precious metal leasing contract is not applicable on the date when the principal creditor's rights are confirmed, for the purpose of this Article, the above-mentioned principal shall be converted into RMB according to the closing price of the precious metal on the trading day of Shanghai Gold Exchange prior to the date on which the principal creditor's rights are confirmed).

Article II Ways of Guarantee

Party B undertakes the guarantee of joint liability.

Article III Guarantee Scope

The scope of Party B's guarantee for the principal creditor's rights guaranteed as agreed in Article 1.1 and Article 1.2 under this Contract includes the principal of the principal creditor's rights (including the principal of precious metal lease creditor's rights and the RMB amount converted according to the agreement of precious metal lease contracts), interest, precious metal lease fee, compound interest, penalty interest, liquidated damages, damage awards, More or Less fee of precious metal, exchange loss (related losses caused by exchange rate changes), losses caused by precious metal price changes, transaction fees incurred by the Lessor in exercising corresponding rights in accordance with the Master Contract of the precious metal leasing contract, and expenses for realizing creditor's rights (including but not limited to legal fees, attorney fees, etc.).

Article IV Guarantee Period

4.1 If the Master Contract is a loan contract or a precious metal lease contract, the guarantee period under this Contract shall be:

Three years from the day after the expiration of the loan term or precious metal lease term under the Master Contract; If Party A announces the early maturity of the loan or precious metal lease according to the agreement of the Master Contract, the guarantee period shall be three years from the day after the early maturity date of the loan or precious metal lease.

4.2 If the Master Contract is a bank acceptance agreement, the guarantee period shall be three years from the day after the Party A's external commitment. 4.3 If the Master Contract is a guarantee contract, the guarantee period shall be three years from the day after Party A performs the guarantee obligation.

4.4. If the Master Contract is an L/C issuing agreement/contract, the guarantee period shall be three years from the day after Party A settles the payment under the L/C.

4.5 If the Master Contract is another type of financing document, the guarantee period shall be three years from the day following the expiration or early expiration of the creditor's rights determined by the Master Contract.

Article V Party B's representations and warranties

Party B makes the following representations and warranties to Party A:

5.1 It is qualified as a guarantor according to law and has obtained all necessary authorization or approval for Party A according to the procedures and authority stipulated in the Articles of Association of the Company, without violating laws, regulations and other relevant provisions.

5.2 If it is a listed company or a holding subsidiary of a listed company, it will undertake to timely fulfill the obligation of information disclosure regarding the guarantee in accordance with the requirements of the Securities Law, Rules Governing the Listing of Shares of Stock Exchange and other laws, regulations and rules.

5.3 It is capable to undertake the guarantee, and does not mitigate or exempt from the liability of guaranty due to any instruction, change of financial status, or any agreement signed with any third party.

5.4 It fully understands the purpose of the debt under the Master Contract, and provides guarantee for the Debtor voluntarily. Its intention expressed under this Contract is completely true. For international and domestic trade financing, it acknowledges that the underlying transaction on which the financing is based is true without any fraud.

5.5 The materials or information provided to Party A are true, accurate and complete in all respects, without any false records, material omissions or misleading statements.

5.6 If the principal creditor's right guaranteed in this Contract is an international trade financing provided by Party A to the Debtor, it accepts and approves the relevant international practices of relevant business.

5.7 If Party B is a natural person, it also states and warrants as follows:

A. It has full capacity for civil rights and full capacity of civil conduct;

B. It has legal sources of income and sufficient compensatory ability;

C. It has no malicious default on the principal and interest of bank loans or malicious overdraft of credit cards;

D. It has no gambling, drug abuse or other bad behavior or criminal record;

E. The guarantee provided to Party A has been agreed by its spouse.

Article VI Party B's Commitments

Party B makes the following commitments to Party A:

6.1 In case of any of the following circumstances, it will perform the liability of guaranty under this Contract unconditionally according to the notification requirements of Party A:

A. The Debtor fails to pay off the principal creditor's rights when it is due (including early maturity);

B. Party B or the Debtor is applied for bankruptcy or closure of business, dissolution, liquidation or suspension of business for rectification. The business license of Party B or the Debtor is revoked or cancelled.

C. Party B's main assets are sealed up, detained or frozen;

D. As a Debtor or Guarantor, it defaults on other debts.

6.2 If a real security is involved in Party A's principal creditor's rights, Party A shall have the right to require Party B to assume the liability of guaranty first, regardless of whether the real security is provided by the Debtor or a third party. And Party B shall promise not to raise a defense. If Party A waives, changes or loses other security interests, Party B undertakes to continue to provide Party A with joint liability guarantee as agreed herein. Party B's liability of guaranty shall remain valid and shall not be void or reduced due to changes in other security interests.

6.3 Party B provides timely financial information, tax payment vouchers and other relevant information reflecting its financial status as required by Party A.

6.4 In case of any of the following circumstances, Party B shall continue to perform its liability of guaranty under this Contract without its consent:

A. If Party A and the Debtor negotiate to change the Master Contract without heightening Party B's debt or extending the debt performance period;

B. Under international and domestic trade financing, Party A and the Debtor modify the L/C related to the Master Contract without heightening the Debtor's payment obligation under the L/C;

C. Party A transfers the principal creditor's rights to a third party.

6.5 If Party B provides any other guarantee to a third party, it will not damage the interests of Party A.

6.6 In case of merger, division, capital reduction, equity change, equity pledge, transfer of major assets and creditor's rights, major foreign investment, substantial increase in debt financing and other actions that may adversely affect Party A's rights and interests, Party B shall obtain Party A's written consent in advance or make satisfactory arrangements for its liability of guaranty under this Contract. Otherwise, Party B shall not engage in the above actions.

6.7 In case of any of the following circumstances, Party B shall notify Party A in time:

A. There is any change in the articles of association, business scope, registered capital, legal representative and equity;

B. In case of closure of business, dissolution, liquidation, suspension of business for rectification, revocation or cancellation of business license, application for bankruptcy;

C. Major economic disputes, litigation and arbitration are involved. Or the property is sealed up, detained or supervised according to law;

D. The residence, work unit and contact information of Party B are changed (appliable to natural person).

E. The debt is increased by issuing corporate bonds, short-term financing bonds or using other direct financing methods;

F. Other large loans or external guarantees are involved.

6.8 Party B shall sign for the written notice sent by Party A in time.

6.9 In case of any of the following circumstances, Party B shall have an undefensible liability of guaranty of businesses of buyer financing, import L/C and import bill advance/import payment under domestic L/C. Party B shall not be exempt from liability or defense due to any judicial or administrative authority issuing a stop-payment order, injunction order or taking measures to seal up, detain or freeze the property related to the L/C or similar measures:

A. The Party A's nominee or authorized person has paid in good faith according to the Party A's instructions;

B. Party A or its nominee or authorized person has issued in good faith a confirmation of payment due for the purchase price under the domestic L/C or has accepted in good faith the documents under the import L/C;

C. The confirming bank of the L/C has fulfilled its payment obligation in good faith;

D. The negotiating bank of the L/C has negotiated the payment in good faith.

6.10 Under the delivery guarantee, BL endorsement and authorized delivery, Party B shall not raise any exemption or defense due to the Debtor's refusal to settle the payment under corresponding L/C.

Article VII Party A's Commitments

Party A undertakes to keep confidential the non-public information in the relevant documents, financial information and other relevant information submitted by Party B when performing its obligations under this Contract, except as otherwise stipulated by relevant laws and regulations and otherwise agreed in this Contract.

Article VIII Confirmation of principal creditor's rights

Under any of the following circumstances, the creditor's rights guaranteed by guarantee under the debt ceiling shall be confirmed:

A. The period agreed in Article 1.1 expires;

B. New creditor's rights are impossible to arise;

C. The Debtor and Party B are declared bankrupt or dissolved;

D. Any other circumstance for determining the Creditor's rights, as specified by the law.

Article IX Breach

9.1 After this Contract comes into effect, any party that fails to perform any of its obligations under this Contract or violates any representations, warranties and commitments made under this Contract shall constitute a breach of contract. Any loss caused to the other party shall be compensated by the breaching party.

Article 9.2 If Party B fails to perform its liability of guaranty under this Contract, Party B agrees that Party A to deduct the money from its accounts opened in Industrial and Commercial Bank of China to pay off the debts under the Master Contract. If the currency of deduction is inconsistent with the currency stipulated in the Master Contract, the amount to be deducted shall be calculated according to the applicable exchange rate of the corresponding currency announced by Party A on the deduction date. Interest and other expenses arising from the period from the deduction date to the settlement date (the date when Party A converts the deduction amount into the currency of the Master Contract according to the national foreign exchange control policy and actually pays off the debts under the Master Contract), and the difference arising from exchange rate fluctuations during this period shall be borne by Party B.

9.3 Unless otherwise stipulated in this Contract, if either party breaches the Contract, the other party shall have the right to take any other measures stipulated by the laws, regulations and rules of the People's Republic of China.

Article X Entry into force, Alteration and Dissolution

10.1 This Contract shall come into force upon Party A's official seal or special contract seal and Party B's signature (applicable to natural persons) or seal (applicable to units).

10.2 Any changes to this Contract shall be made in writing by mutual agreement of the parties. The changed terms or agreements constitute a part of this Contract and have the same legal effect as this Contract. Except for the modified part, the remaining parts of this Contract shall remain valid. And the original provisions of this Contract shall remain valid before the modified part becomes effective.

10.3 The invalidity or unenforceability of any provision hereof shall not affect the validity and enforceability of the other provisions, nor the validity of the contract as a whole.

10.4 The modification and termination of this Contract shall not affect the right of the contracting parties to claim compensation for damages. The termination of this Contract shall not affect the validity of the dispute resolution provisions of this Contract.

Article XI Dispute Resolution

During the performance of the Contract, all disputes and controversies arising from or in connection with the performance of this Contract may be resolved through consultation between the Parties. If negotiation fails, either Party may settle the matter in the following way

A. Any dispute arising from or in connection with this Contract shall be submitted to the Shenzhen Court of International Arbitration (Shenzhen Arbitration Commission) for arbitration in accordance with the arbitration rules of the Commission. The arbitration award shall be final and binding on both Parties.

B. Settlement by litigation in the court of the place where Party A is located.

Article XII Service Address Confirmation of Litigation/Arbitration Documents

12.1 Party B confirms that the address recorded on the first page of main body of this Contract is an effective service address to receive all kinds of notices, letters, legal documents of the people's court or arbitration institution (including but not limited to summon, court notice, judgment, ruling, mediation document, notice of performance within a time limit, etc.).

12.2 The above service agreement is applicable to all stages of arbitration and litigation proceedings at first instance, second instance, retrial and execution. For the above-mentioned service address, the court and arbitration institution may serve the legal documents directly by mail. Even if the party fails to receive the legal document served by the court or arbitration institution by mail, it shall be deemed to have been served due to its agreement therein.

12.3 Party B agrees that the court or arbitration institution may use the fax or e-mail recorded on the first page of the main text of this Contract for the service of legal documents, with the exception of judgments, rulings, conciliation statement and awards.

12.4 Party B guarantees that the above-mentioned service address and other information is accurate and effective, and if the above service address and other information changes, it should promptly notify Party A in writing. Otherwise, the service in accordance with the address set out herein shall still be valid, and Party B shall bear the legal consequences arising therefrom on its own.

12.5 In case of the legal documents are delivered by mail, if the legal documents are not actually received by Party B due to inaccurate information such as Party B's service address, failure to notify Party A in writing of address change in time, failure to sign for the mail, refusal of Party B or the designated agent, etc., the date on which the mail returns shall be regarded as the date of delivery (if the return dates of mails at different addresses are different, the later one shall prevail); The delivery date of direct service shall be deemed as the date on which the server makes records on the service receipt on the spot; If the obligation to notify the change of address for service is fulfilled, the changed address shall be the effective address for service.

12.6 After the dispute enters the litigation or arbitration procedure, if Party B directly submits the confirmation of service address to the court or arbitration institution, and the confirmation is inconsistent with the service address stated in this Contract, the service address submitted to the court or arbitration institution shall prevail. But the previous delivery made to the service address stated by Party A according to this Contract is still valid.

Article XIII Miscellaneous

13.1 Without the written consent of Party A, Party B shall not assign all or part of its rights or obligations under this Contract.

13.2 Party A's failure or partial exercise or delay in exercising the rights under this Contract shall not constitute a waiver or alteration of such rights or any other rights, nor shall it affect its further exercise of such rights or any other rights.

13.3 Party A shall have the right to provide the information related to this Contract and other relevant information to the basic credit information database of the People's Bank of China or other legally established credit databases according to the provisions of relevant laws, regulations or other normative documents or the requirements of financial supervision institutions for inquiry and use by appropriately qualified institutions or individuals. Party A shall also have the right to inquire about the relevant information of Party B through the basic credit information database of the People's Bank of China and other legally established credit databases for the purpose of concluding and performing this Contract.

13.4 The original of this Contract is made in two copies of same legal effect, with each party holding one copy .

Article XIV Other Matters Agreed by Both Parties

(There is no text below)

Party A: Industrial and Commercial Bank of China Limited Shenzhen Longgang Sub-branch	Party B:_Bao Minfei_

(Seal) Special Seal for Business Contract of Industrial and Commercial Bank of China Limited Shenzhen Longgang Sub-branch B771CB3C9036 (Seal)	Signature (applicable to natural persons) Seal (applicable to the units)

Date: December 2, 2022	Date:

As the legal representative/authorized representative of the Guarantor, I hereby confirm that the Guarantor has provided the Creditor with the guarantee as agreed in this Contract. The seal on this Contract is true and valid. The Guarantor has fulfilled all the procedures required for providing the guarantee.

Legal Representative/Authorized Representative of Guarantor (Signature): ____________